Exhibit 10.18
EMPLOYMENT AGREEMENT
     The Employment Agreement (the “Agreement”) is made and entered into as of August 28, 2007 (the “Effective Date”) by and between RXi Pharmaceuticals Corporation, a Delaware corporation (“RXi” or “Employer”), and Stephen J. DiPalma, an individual and resident of the Commonwealth of Massachusetts (“Employee”).
     WHEREAS, Employer and Employee desire to enter into an employment agreement under which Employee shall serve on a full-time basis as RXi’s Chief Financial Officer on the terms set forth in the Agreement, with the term of the Agreement to commence on the Effective Date.
     NOW, THEREFORE, upon the above premises, and in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows.
     1. Engagement. Effective as of the Effective Date, Employer shall employ Employee, and Employee shall serve, as RXi’s Chief Financial Officer. As a condition to the Employee’s employment by the Employer, Employee shall execute the Employee Confidentiality, Non-Competition, and Proprietary Information Agreement, attached hereto as Exhibit 1 (the “Confidentiality Agreement”).
     2. Duties. Employee shall perform all duties assigned to him by the Employer faithfully, diligently and to the best of his ability. Such duties include, but are not limited to, the oversight of the financial matters of the Employer, timely filing of SEC documents, maintaining timely compliance with SEC and other government rules and regulations (including SOX compliance), maintaining accurate company accounting, general operations support, business development and interaction with investors. Employee’s services hereunder shall be rendered primarily at RXi’s office, except for travel when and as required in the performance of Employee’s duties hereunder, and those occasions (on average less than one day per week) when the Employee, at his discretion, works from an off-site location.
     3. Time and Efforts. Employee shall devote all of his business time, efforts, attention and energies to Employer’s business and the discharge of his duties hereunder, except as noted on Schedule A, which contains other potential activities of the Employee and disclosed conflicts of interest.
     4. Compensation. As the total consideration for Employee’s services rendered under the Agreement, Employer shall pay or provide Employee the following compensation and benefits:
          4.1. Salary. Commencing on the Effective Date, Employee shall be entitled to receive an annual Base Salary of Two Hundred and Twenty Thousand Dollars ($220,000). Employee shall receive an annual performance bonus for the achievement of certain company and Employee performance goals, these goals will be established by the Compensation Committee of the Employer’s Board of Directors. For 2007, the Employee shall receive a pro rated bonus, based upon the Effective Date. The bonus for top performance against these goals shall be 30% of the annual Base Salary.
          4.2. Stock Options. At the first regularly scheduled meeting of the Board of Directors of the Employer following the Effective Date the Employer shall grant Employee stock options (“Options”) under the RXi Pharmaceuticals 2007 Incentive Plan (the “Plan”) to purchase 100,000 shares. The Options shall vest in quarterly installments over 4 years beginning on the first quarterly anniversary of the Effective Date of the Agreement provided, in each case, that Employee remains in the continuous employ of Employer through such quarterly anniversary date. Each vested

Option shall (a) be exercisable at an exercise price equal to the fair market value at the time of granting as determined by Employer’s Board of Directors, (b) have a term of ten years and be exercisable by Employee at any time during such ten year period, and (c) be on such other terms as shall be determined by Employer’s Board of Directors (or the Compensation Committee of the Board) and set forth in a customary form of stock option agreement under the Plan evidencing the Options. Upon the occurrence of a “Covered Transaction” (as defined in the Plan), the Options shall thereupon vest in full and become exercisable as to all of the shares covered thereby in accordance with the terms of the Plan.
          4.3. Expense Reimbursement. Employer shall reimburse Employee for reasonable and necessary business expenses incurred by Employee in connection with the performance of Employee’s duties in accordance with Employer’s usual practices and policies in effect from time to time.
          4.4. Vacation. Employee will be entitled to 25 days of paid “time off” (vacation days plus sick time/personal time) for each full calendar year in accordance with the Company’s policies from time to time in effect, in addition to holidays observed by the Company (for partial calendar years, the Employee’s paid “time off” will be pro-rated). Paid time off may be taken at such times and intervals as the Employee shall determine, subject to the business needs of the Company, and otherwise shall be subject to the policies of the Company, as in effect from time to time. The number of paid “time off” days will accrue per pay period and will stop accruing once 20 days have been reached.
          4.5. Employee Benefits. Employee shall be eligible to participate in any medical insurance and other employee benefits made available by Employer to all of its employees under its group plans and employment policies in effect during the term of employment. Employee acknowledges and agrees that, any such plans or policies now or hereafter in effect may be modified or terminated by Employer at any time in its discretion.
          4.6. Payroll Taxes. Employer shall have the right to deduct from the compensation and benefits due to Employee hereunder any and all sums required for social security and withholding taxes and for any other federal, state, or local tax or charge which may be in effect or hereafter enacted or required as a charge on the compensation or benefits of Employee.
     5. Termination. The Agreement may be terminated as set forth in this Section 5.
          5.1. Termination by Employer for Cause or Voluntary Resignation. Employer may terminate Employee’s employment hereunder for Cause upon notice to Employee and Employee may voluntarily resign his employment hereunder upon notice to Employer. “Cause” for the purpose of this Agreement shall mean any of the following:
               (a) Employee’s breach of any material term of the Agreement; provided that the first occasion of any particular breach shall not constitute such Cause unless Employee has failed to cure such breach within ten (10) days after receiving written notice from Employer stating the nature of such breach;
               (b) Employee’s conviction of, or plea of guilty or nolo contendere to, any felony or other crime of moral turpitude;

               (c) Employee’s act of fraud or dishonesty injurious to Employer or its reputation;
               (d) Employee’s continual failure or refusal to perform his material duties as required under the Agreement after written notice from Employer stating the nature of such failure or refusal and affording Employee at least ten days to correct the same;
               (e) Employee’s act or omission that, in the reasonable determination of Employer indicates alcohol or drug abuse by Employee; or
               (f) Employee’s act or personal conduct that, in the judgment of Employer’s Board of Directors (or a Committee of the Board), gives rise to a material risk of liability of Employee or Employer under federal or applicable state law for discrimination, or sexual or other forms of harassment, or other similar liabilities to subordinate employees.
               (g) Employee’s act or omission that, results in the Company being cited for material weaknesses or deficiencies in internal controls, needing to restate financial statements and/or becoming delisted from its then current stock exchange.
          Upon termination of Employee’s employment by Employer for Cause or by Employee due to a voluntary resignation, all compensation and benefits to Employee hereunder shall cease and Employee shall be entitled only to payment, not later than three days after the date of termination, of any accrued but unpaid salary and unused vacation time (only as accrued during the then-current year of employment), as of the date of such termination.
          5.2. Termination by Employer without Cause. Employer may also terminate Employee’s employment without Cause upon notice to Employee. Upon termination of Employee’s employment by Employer without Cause or termination by Employee with Good Reason during the term of employment, all compensation and benefits to Employee hereunder shall cease and Employee shall be entitled to payment of: (a) any accrued but unpaid salary and unused vacation time (only as accrued during the term of employment) as of the date of such termination; (b) six (6) months’ of salary from the date of termination (the “Severance Period”) in the form of salary continuation; and (c) continued participation, at Employer’s cost and expense, during the Severance Period in any Employer-sponsored group benefit plans in which Employee was participating as of the date of termination.
          5.3. Termination by Employee for Good Reason. The Employee’s employment hereunder may be terminated by the Employee for Good Reason. For purposes of this Agreement, “Good Reason” shall mean (i) any material reduction by the Company of the Employee’s compensation or benefits payable hereunder (it being understood that a reduction of benefits applicable to all employees of the Company, including the Employee, shall not be deemed a material reduction of the Employee’s compensation package for purposes of this definition) and/or (ii) any change in the Employee’s position or title that is not agreeable to the Employee.
          5.4 Death or Disability. Employee’s employment will terminate automatically in the event of Employee’s death or upon notice from Employer in event of his permanent disability. Employee’s “permanent disability” shall have the meaning ascribed to such term in any policy of disability insurance maintained by Employer (or Employee, as the case may be) with respect to Employee, or if no such policy is then in effect, shall mean Employee’s inability to fully perform his duties hereunder for any period of at least 75 consecutive days or for a total of 90 days, whether or not consecutive. Upon termination of Employee’s employment as aforesaid, all compensation and benefits to Employee hereunder shall cease and Employer shall pay to the Employee’s heirs or personal representatives, not later than ten days after the date of termination, any accrued but unpaid salary and unused vacation as of the date of such termination as required by law.
     6. Equitable Remedies; Injunctive Relief. Employee hereby acknowledges and agrees that monetary damages are inadequate to fully compensate Employer for the damages that would result from a breach or threatened breach of the Confidentiality Agreement and, accordingly, that Employer shall be entitled to equitable remedies, including, without limitation, specific performance, temporary restraining orders, and preliminary injunctions and permanent injunctions, to enforce such Section without the necessity of proving actual damages in connection therewith. The provision shall not, however, diminish Employer’s right to claim and recover damages or enforce any other of its legal or equitable rights or defenses.
     7. Severable Provisions. The provisions of the Agreement are severable and if any one or more provisions is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.
     8. Successors and Assigns. The Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns and Employee and his heirs and representatives; provided, however, that neither party may assign the Agreement without the prior written consent of the other party.
     9. Entire Agreement. The Agreement including Schedule A and Exhibit 1 contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of the Agreement that are not set forth otherwise therein or herein. Except as expressly provided herein, the Agreement supersedes any and all prior or contemporaneous agreements, written or oral, between Employee and Employer relating to the subject matter hereof. Any such prior or contemporaneous agreements are hereby terminated and of no further effect, and Employee, by the execution hereof, agrees that any compensation provided for under any such agreements is specifically superseded and replaced by the provisions of the Agreement.
     10. Amendment. No modification of the Agreement shall be valid unless made in writing, approved by the Compensation Committee and signed by the parties hereto and unless such writing is made by an executive officer of Employer (other than Employee). The parties hereto agree that in no event shall an oral modification of the Agreement be enforceable or valid.
     11. Governing Law. The Agreement is and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to the choice-of-law rules of Massachusetts.
     12. Notice. All notices and other communications under the Agreement shall be in writing and mailed, telecopied (in case of notice to Employer only) or delivered by hand or by a nationally recognized courier service guaranteeing overnight delivery to a party at the following address (or to such other address as such party may have specified by notice given to the other party pursuant to the provision):

If to Employer:
RXi Pharmaceuticals Corp.
One Innovation Drive
Worcester, MA 01605
If to Employee:
Though company e-mail or company regular mail box if employed by Company or if not employed:
Steve DiPalma
12 Deer Path
Natick, MA 01760
     13. Survival. Sections 6 through 15 shall survive the expiration or termination of the Agreement.
     14. Counterparts. The Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.
     15. Attorney’s Fees. In any action or proceeding to construe or enforce any provision of the Agreement the prevailing party shall be entitled to recover its or his reasonable attorneys’ fees and other costs of suit in addition to any other recoveries.
IN WITNESS WHEREOF, the Agreement is executed as of the day and year first above written.

EMPLOYER RXi Pharmaceuticals Corporation
By:	/s/ Tod Woolf
Tod Woolf
Chief Executive Officer RXi Pharmaceuticals Corporation

EMPLOYEE
/s/ Stephen DiPalma
Stephen DiPalma, MBA

Schedule A
I.	Potential consulting activities. As of the Effective Date, the Employee is providing professional services to another company, whose business is unrelated to the Employer’s business and which presents no conflict of interest for the Employee, and the Employee may desire to continue this relationship on a part-time basis. The Employer acknowledges this pre-existing relationship and agrees that the Employee may continue to provide professional services to this company, on a part-time basis and provided this activity does not materially interfere with the performance of the Employee’s duties hereunder.
II.	Potential participation on the Board of Directors of other companies. The Employee has had significant involvement with Boards in the past, including as a Director or Trustee, and may desire to seek appointment to an outside Board in the future. If so, the Employee will inform the Employer that he is contemplating an outside Board position and request approval to pursue such an opportunity, and the Employer agrees to give consider this request in good faith.